Exhibit 99.1

Allied Motion Reports Earnings Increase of 39% for the Quarter Ended March 31, 2015

AMHERST, N.Y.--(BUSINESS WIRE)--May 6, 2015--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced net income increased 39% to $2,976,000 or $0.32 per diluted share for the quarter ended March 31, 2015 compared to $2,148,000 or $0.24 per diluted share for the quarter ended March 31, 2014. Revenues for the quarter declined 1% to $59,580,000 compared to $60,435,000 last year with the decline resulting from the strengthening of the U.S. dollar against foreign currencies. Sales volumes for the quarter were up over last year by 6%, while the currency impact reduced sales by 7%. Sales to U.S. customers were up 3% and foreign sales down 9%. The strengthening of the U.S. dollar against foreign currencies during the first quarter of 2015 also had a significant impact on reported bookings when compared to the prior year. Bookings for the quarter ended March 31, 2015 were $58.1 million compared to $64.4 million for the first quarter of 2014 or a decrease of 10%. The decrease in bookings is 7% currency related and 3% volume related. Backlog as of March 31, 2015 was $71.3 million compared to $79.7 million as of March 31, 2014, a decrease of 11% over the prior year. Bank debt net of cash at March 31, 2015 decreased $14.2 million to $62.6 million as compared to March 31, 2014, and showed a slight increase when compared to December 31, 2014.

“Although the strengthening of the U.S dollar posed a significant hurdle, we had a good start to 2015 with net income increasing 39% and gross margin improving by 1.1% when compared to the same quarter of 2014”, commented Dick Warzala, Chairman and CEO of Allied Motion. “For the quarter, we experienced growth in our Aerospace and Defense, Medical and Electronics markets. Our Vehicle and Industrial markets were flat, while our Distribution market was down. Our pipeline of new opportunities continues to expand nicely with an increasing number offered as multi-product solutions driven through our Solution Centers. As we move forward into the future, we believe the long term success of our Company will be further enhanced by executing our strategy and leveraging our full capabilities to design innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of our customers in our served market segments.”

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s May 7, 2015 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.

FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the three months ended
	March 31,
HIGHLIGHTS OF OPERATING RESULTS	2015	2014
Revenues	$59,580	$60,435
Cost of goods sold	42,080	43,343
Gross margin	17,500	17,092
Operating costs and expenses:
Selling expenses	2,208	2,110
General and administrative expenses	5,553	6,216
Engineering and development expenses	3,446	3,517
Amortization of intangible assets	662	678
Total operating costs and expenses	11,869	12,521
Other expense (income):
Interest expense	1,515	1,638
Other income, net	(266)	(352)
Income before income taxes	4,382	3,285
Provision for income taxes	(1,406)	(1,137)
Net income	$2,976	$2,148

PER SHARE AMOUNTS:
Diluted earnings per share	$0.32	$0.24
Diluted weighted average common shares	9,208	9,130

	March 31,	December 31,
CONDENSED BALANCE SHEETS	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$11,043	$13,113
Trade receivables, net	29,961	27,745
Inventories, net	25,117	25,371
Other current assets	4,051	4,555
Total Current Assets	70,172	70,784
Property, plant and equipment, net	35,973	37,041
Deferred income taxes	2,910	2,723
Intangible assets, net	31,957	32,791
Goodwill	17,733	18,303
Other long-term assets, net	4,368	3,998
Total Assets	$163,113	$165,640

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$8,420	$7,723
Accounts payable	16,763	15,510
Accrued liabilities	10,099	12,723
Total Current Liabilities	35,282	35,956
Long-term debt	65,250	67,125
Deferred income taxes	1,131	1,299
Other long-term liabilities	5,728	5,309
Total Liabilities	107,391	109,689
Stockholders’ Equity	55,722	55,951
Total Liabilities and Stockholders’ Equity	$163,113	$165,640

	For the three months ended
	March 31
CONDENSED STATEMENTS OF CASH FLOWS	2015	2014
Cash flows from operating activities:
Net income	$2,976	$2,148
Depreciation and amortization	1,807	1,688
Other	293	2,383
Changes in working capital	(4,399)	(6,451)
Net cash provided by (used in) operating activities	677	(232)

Cash flows from investing activities:
Proceeds from working capital adjustment on acquisition	-	1,434
Purchase of property and equipment	(1,436)	(584)
Net cash (used in) provided by investing activities	(1,436)	850

Cash flows from financing activities:
Borrowings on lines-of-credit, net	315	164
Principal payments of long-term debt	(1,500)	(1,250)
Dividends paid to stockholders	(233)	(231)
Stock transactions under employee benefit stock plans	1,171	304
Net cash used in financing activities	(247)	(1,013)
Effect of foreign exchange rate changes on cash	(1,064)	(58)
Net decrease in cash and cash equivalents	(2,070)	(453)
Cash and cash equivalents at beginning of period	13,113	10,171
Cash and cash equivalents at end of period	$11,043	$9,718

Reconciliation of Non-GAAP Financial Measures

The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry. EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

The Company’s calculation of EBITDA for the three months ended March 31, 2015 and 2014 is as follows (in thousands):

	For the three months ended
	March 31,
	2015	2014
Net income	$ 2,976	$ 2,148
Interest expense	1,515	1,638
Provision for income tax	1,406	1,137
Depreciation and amortization	1,807	1,688
EBITDA	$ 7,704	$ 6,611

CONTACT:
Allied Motion Technologies Inc.
Robert Maida or Sue Chiarmonte
716-242-8634